Exhibit 99.1

Fairchild Reports Results for the Second Quarter of 2016

Fairchild Semiconductor (NASDAQ: FCS), a leading global supplier of power semiconductors, today announced results for the second quarter ended June 26, 2016. Fairchild reported second quarter sales of $350.0 million, up 7 percent from the prior quarter and 1 percent lower than the second quarter of 2015.

Fairchild reported second quarter net income of $6.9 million or $0.06 per diluted share compared to $14.8 million or $0.13 per diluted share in the prior quarter and a net loss of $0.9 million or $0.01 per diluted share in the second quarter of 2015. Gross margin was 29.5 percent compared to 30.6 percent in the prior quarter and 30.9 percent in the year-ago quarter.

Fairchild reported second quarter adjusted gross margin of 29.9 percent, down 120 basis points from the prior quarter and 330 basis points from the second quarter of 2015. Adjusted gross margin excludes accelerated depreciation, inventory write-offs related to factory closures and acquisition-related costs. Adjusted net income was $15.6 million or $0.13 per diluted share, compared to $11.6 million or $0.10 per diluted share in the prior quarter and $13.9 million or $0.12 per diluted share in the second quarter of 2015. See the Reconciliation of Net Income (Loss) to Adjusted Net Income in the tables below for more details on the other adjustment items.

“We grew sales strongly across a broad range of end markets in the second quarter,” said Mark Thompson, Fairchild’s chairman, president and CEO. “Sell through in our distribution channel was up 13% sequentially. Our starting backlog is higher than a quarter ago which should enable us to grow sales seasonally in the third quarter. We saw solid demand growth for our products serving the mobile, appliance, enterprise computing and industrial end markets. We expect demand in the mobile sector to be particularly strong in the third quarter as new models and additional design wins drive higher sales. We expect normal seasonal demand trends to continue in our other major end markets.”

Second Quarter Financials

“Adjusted gross margin decreased sequentially as we continued to reduce inventory and recognize underutilization costs from the prior quarter,” said Mark Frey, Fairchild’s executive vice president and CFO. “We increased factory utilization in the second quarter in response to higher demand and expect gross margin to improve significantly in the third quarter. R&D and SG&A expenses, excluding acquisition-related costs, were roughly flat sequentially at $85 million as the impact of lower headcount and other cost reductions offset our merit increase and seasonally higher compensation expenses. Cash flow from operations and proceeds from the sale of property plant and equipment, less capital expenditures, was $58.3 million for the second quarter due primarily to higher net income and favorable changes in working capital. At the end of the second quarter our total cash and securities exceeded debt by $132 million.”

Pending Acquisition Update

•	As previously announced on November 18, 2015, Fairchild entered into an Agreement and Plan of Merger with ON Semiconductor, under which a wholly owned subsidiary of ON Semiconductor agreed to acquire all of the outstanding shares of Fairchild common stock for $20.00 per share in cash.

•	As previously disclosed, Fairchild expects ON Semiconductor will dispose of its ignition IGBT business (which had 2015 revenues of less than $25 million) in order to satisfy remaining regulatory concerns.

•	Fairchild and ON Semiconductor continue to work cooperatively and expeditiously to obtain remaining required regulatory approvals from the U.S. and China in connection with the transaction, which is expected to close around the end of August.

Given the current acquisition process, Fairchild has discontinued its practice of providing detailed forward guidance and conducting an earnings conference call to discuss its financial results.

Adjusted gross margin and adjusted net income are non-GAAP financial measures and should not be considered replacements for GAAP results. See additional information on our non-GAAP financial measures and reconciliations to the most comparable GAAP measures in the appropriate reconciliation exhibit included in this press release as well as in our our current report on Form 8-K, filed with the SEC in connection with this announcement.

Special Note on Forward Looking Statements:

Some of the paragraphs above contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Risks related to the completion of our pending acquisition by ON Semiconductor include, but are not limited to, the failure to receive remaining regulatory approvals or to satisfy other conditions to the closing of the transaction. There can be no assurance that these approvals will be received or that such conditions will be satisfied in a timely manner or at all. Risks related to our ongoing business include, but are not limited to the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

Important Information Relating To Our Pending Acquisition by ON Semiconductor:

This communication is not an offer to buy nor a solicitation of an offer to sell any securities of Fairchild. The solicitation and the offer to buy shares of Fairchild common stock has been made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that ON Semiconductor and Falcon Operations Sub, Inc. have filed with the SEC, as amended and supplemented from time to time (the “Schedule TO”). In addition, Fairchild has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer, as amended and supplemented from time to time (the “Schedule 14D-9”). Fairchild and ON Semiconductor have mailed these documents to Fairchild’s stockholders. In addition, stockholders are able to obtain the Schedule TO, including the offer to purchase and any amendments thereto, the Schedule 14D-9 and any amendments thereto, and related materials with respect to the tender offer and the merger, free of charge at the SEC’s website at www.sec.gov. Stockholders may also obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) by contacting Fairchild’s Investor Relations Department either by telephone at (207) 775-8660 or by e-mail at investor@fairchildsemi.com.

STOCKHOLDERS OF FAIRCHILD ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING THE OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Editorial Contacts:

Fairchild Semiconductor:	Agency Contact:
Dan Janson	Topaz Partners
Investor Relations	Sarah Thomas
207 775-8660	781 404-2427
Email:
investor@fairchildsemi.com	fairchild@topazpartners.com

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share and percent data)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 26,	March 27,	June 28,	June 26,	June 28,
	2016	2016	2015	2016	2015
Total revenue	$350.0	$327.0	$355.2	$677.0	$710.9
Cost of sales (1)	246.9	226.9	245.4	473.8	493.1

Gross margin	103.1	100.1	109.8	203.2	217.8

Gross margin %	29.5%	30.6%	30.9%	30.0%	30.6%
Operating expenses:
Research and development (2)	41.6	40.1	42.3	81.7	84.0
Selling, general and administrative (3)	47.7	48.6	57.8	96.3	110.5
Amortization of acquisition-related intangibles	1.9	1.9	2.1	3.8	4.2
Restructuring, impairments, and other costs	0.6	(10.9)	4.2	(10.3)	8.9
Charge for litigation	0.5	—	—	0.5	—
Goodwill impairment charge	—	—	—	—	0.6

Total operating expenses	92.3	79.7	106.4	172.0	208.2

Operating income	10.8	20.4	3.4	31.2	9.6
Other expense, net	1.2	1.6	1.6	2.8	2.8

Income before income taxes	9.6	18.8	1.8	28.4	6.8
Provision for income taxes	2.7	4.0	2.7	6.7	6.6

Net income (loss)	$6.9	$14.8	$(0.9)	$21.7	$0.2

Net income (loss) per common share:
Basic	$0.06	$0.13	$(0.01)	$0.19	$—

Diluted	$0.06	$0.13	$(0.01)	$0.19	$—

Weighted average common shares:
Basic	114.7	113.8	116.1	114.3	116.7

Diluted	116.4	116.5	116.1	116.5	119.2

(1) Equity compensation expense included in cost of sales	$1.3	$0.7	$1.5	$2.0	$2.8
(2) Equity compensation expense included in research and development	$2.1	$2.4	$2.8	$4.5	$4.8
(3) Equity compensation expense included in selling, general and administrative	$3.7	$4.4	$5.5	$8.1	$9.0

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income (Loss) To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 26,	March 27,	June 28,	June 26,	June 28,
	2016	2016	2015	2016	2015
Net income (loss)	$6.9	$14.8	$(0.9)	$21.7	$0.2
Adjustments to reconcile net income (loss) to adjusted net income:
Restructuring, impairments, and other costs	0.6	1.4	4.2	2.0	8.9
Gain on disposal of held for sale assets	—	(12.3)	—	(12.3)	—
Charge for litigation	0.5	—	—	0.5	—
Acquisition-related costs (2)	5.9	5.5	—	11.4	—
Accelerated depreciation on assets related to factory closures (1)	—	—	3.5	—	8.0
Inventory write-offs associated with factory closures (1)	—	—	4.6	—	4.6
Goodwill impairment charge	—	—	—	—	0.6
Amortization of acquisition-related intangibles	1.9	1.9	2.1	3.8	4.2
Associated tax effects of the above and other acquisition-related intangibles	(0.2)	0.3	0.4	0.1	0.7

Adjusted net income	$15.6	$11.6	$13.9	$27.2	$27.2

Adjusted net income per common share:
Basic	$0.14	$0.10	$0.12	$0.24	$0.23

Diluted	$0.13	$0.10	$0.12	$0.23	$0.23

(1)	Recorded in cost of sales
(2)	Recorded in cost of sales, research and development, and selling, general and administrative

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 26,	March 27,	June 28,	June 26,	June 28,
	2016	2016	2015	2016	2015
Gross margin	$103.1	$100.1	$109.8	$203.2	$217.8
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to factory closures	—	—	3.5	—	8.0
Inventory write-offs associated with factory closures	—	—	4.6	—	4.6
Acquisition-related costs	1.7	1.5	—	3.2	—

Adjusted gross margin	$104.8	$101.6	$117.9	$206.4	$230.4

Adjusted gross margin %	29.9%	31.1%	33.2%	30.5%	32.4%

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 26,	March 27,	December 27,
	2016	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$329.0	$272.0	$279.4
Short-term marketable securities	0.1	0.1	0.2
Receivables, net	149.2	152.1	132.6
Inventories	273.2	284.0	304.2
Other current assets	38.8	36.2	50.5

Total current assets	790.3	744.4	766.9
Property, plant and equipment, net	525.5	537.1	550.4
Intangible assets, net	24.0	25.8	27.5
Goodwill	205.9	205.3	204.5
Long-term securities	2.0	1.9	2.0
Other assets	36.9	35.1	34.6

Total assets	$1,584.6	$1,549.6	$1,585.9

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$99.3	$93.3	$110.6
Accrued expenses and other current liabilities	93.1	79.9	115.6

Total current liabilities	192.4	173.2	226.2
Long-term debt	198.9	198.7	198.4
Other liabilities	60.8	59.9	58.8

Total liabilities	452.1	431.8	483.4
Temporary equity - deferred stock units	4.6	6.4	6.3
Total stockholders’ equity	1,127.9	1,111.4	1,096.2

Total liabilities, temporary equity and stockholders’ equity	$1,584.6	$1,549.6	$1,585.9

Fairchild Semiconductor International, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 26,	June 28,	June 26,	June 28,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income (loss)	$6.9	$(0.9)	$21.7	$0.2
Adjustments to reconcile net income (loss) to cash provided by operating activities
Depreciation and amortization	27.4	35.4	55.0	72.0
Non-cash stock-based compensation expense	7.1	9.8	14.6	16.6
Goodwill impairment charge	—	—	—	0.6
Deferred income taxes, net	(0.2)	(0.3)	(0.7)	(0.5)
Other	0.9	0.9	(11.3)	0.8
Changes in operating assets and liabilities, net	29.0	3.6	(7.3)	(55.8)

Net cash provided by operating activities	$71.1	$48.5	$72.0	$33.9

Cash flows from investing activities:
Capital expenditures	$(13.3)	$(14.6)	$(25.8)	$(29.0)
Proceeds from the sale of restructuring property, plant and equipment, including held for sale assets	0.5	0.3	15.9	1.6
Proceeds from the sale of property, plant and equipment	—	0.1	—	0.1
Maturity of marketable securities	—	—	0.2	0.1
Other	(0.3)	(0.3)	(0.6)	(0.5)

Net cash used in investing activities	$(13.1)	$(14.5)	$(10.3)	$(27.7)

Cash flows from financing activities:
Proceeds from issuance of stock for share-based compensation arrangements	$—	$0.5	$0.3	$1.4
Purchase of treasury stock	—	(21.3)	—	(60.5)
Shares withheld for employees taxes	(1.0)	(0.8)	(12.4)	(9.9)
Other	—	(0.1)	—	(0.1)

Net cash used in financing activities	$(1.0)	$(21.7)	$(12.1)	$(69.1)

Net change in cash and cash equivalents	57.0	12.3	49.6	(62.9)
Cash and cash equivalents at beginning of period	272.0	277.7	279.4	352.9

Cash and cash equivalents at end of period	$329.0	$290.0	$329.0	$290.0